EXHIBIT 99.4
Bank Logo Here
Date
Dear Friend:
We are pleased to announce that OmniAmerican Bank is converting from the mutual to stock form of ownership, subject to approval of the members of OmniAmerican Bank. OmniAmerican Bank will be the wholly-owned subsidiary of a newly formed stock holding company named OmniAmerican Bancorp, Inc. In connection with the conversion, OmniAmerican Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
Because we believe you may be interested in learning more about an investment in the common stock of OmniAmerican Bancorp, Inc., we are sending you the following materials which describe the conversion and stock offering.
PROSPECTUS: This document provides detailed information about OmniAmerican Bank’s operations and the proposed conversion and offering of OmniAmerican Bancorp, Inc. common stock.
STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Central Standard Time, on ____________ __, 2009.
As a friend of OmniAmerican Bank, you will have the opportunity to buy common stock directly from OmniAmerican Bancorp, Inc. in the offering without paying a commission or fee, subject to our members’ priority subscription rights. If you have any questions regarding the conversion and stock offering, please visit our Stock Information Center located at 1320 South University Drive, Suite ____, Fort Worth, Texas 76107 or call us at [stock info center #]. The Stock Information Center is open ____ a.m. to ____ p.m. Monday through Friday, except bank holidays.
We are pleased to offer you this opportunity to become a stockholder of OmniAmerican Bancorp, Inc.

Sincerely,
Tim Carter
President and Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Bank Logo Here
Date
Dear Member:
We are pleased to announce that OmniAmerican Bank is converting from the mutual to stock form of ownership, subject to approval by the members of OmniAmerican Bank at a Special Meeting of Members. OmniAmerican Bank will be the wholly-owned subsidiary of a newly formed stock holding company named OmniAmerican Bancorp, Inc. In connection with the conversion, OmniAmerican Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
To accomplish the conversion we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.
Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address. Regardless of whether you wish to buy stock, this proxy card should be signed, dated, and returned to us prior to the Special Meeting of Members on [special meeting date]. Please take a moment now to sign and date the enclosed proxy card(s) and return them to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.
Please remember:
•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy OmniAmerican Bancorp, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of OmniAmerican Bancorp, Inc. common stock issued in this offering will not be insured by the FDIC.
The enclosed prospectus contains a complete discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of OmniAmerican Bancorp, Inc., we must receive your Stock Order and Certification Form and payment prior to 12:00 noon, Central Standard Time, on ____________ __, 2009.
If you have any questions regarding the conversion and stock offering, please visit our Stock Information Center located at 1320 South University Drive, Suite ___, Forth Worth, Texas 76107 or call us at _______________. The Stock Information Center is open ____ a.m. to ____ p.m. Monday through Friday, except bank holidays.

Sincerely,

Tim Carter President and Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Bank Logo Here
____________ __, 2009
Dear Prospective Investor:
We are pleased to announce that OmniAmerican Bank is converting from the mutual to stock form of ownership, subject to approval by the members of OmniAmerican Bank. OmniAmerican Bank will be the wholly-owned subsidiary of a newly formed stock holding company named OmniAmerican Bancorp, Inc. In connection with the conversion, OmniAmerican Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
We have enclosed the following materials that will help you learn more about the merits of OmniAmerican Bancorp, Inc. common stock as an investment. Please read the enclosed materials carefully.
PROSPECTUS: This document provides detailed information about the operations at OmniAmerican Bank and a complete discussion of the proposed conversion and stock offering of OmniAmerican Bancorp, Inc.
STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Central Standard Time, on ____________ __, 2009.
We invite you and other community members to become stockholders of OmniAmerican Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from OmniAmerican Bancorp, Inc. without paying a commission or a fee.
If you have any questions regarding the conversion and the stock offering, please visit our Stock Information Center located at 1320 South University Drive, Suite ___, Fort Worth, Texas 76107 or call us at _______________. The Stock Information Center is open ____ a.m. to ____ p.m. Monday through Friday, except bank holidays.

Sincerely,

Tim Carter President and Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Facts About Conversion
The Board of Directors of OmniAmerican Bank unanimously adopted a Plan of Conversion (the “Plan”) pursuant to which OmniAmerican Bank will convert from the mutual to the stock form of ownership.
This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of OmniAmerican Bancorp, Inc., the newly-formed corporation that will become the holding company for OmniAmerican Bank following the conversion.
Investment in the common stock of OmniAmerican Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”
Why is OmniAmerican Bank converting to the stock form of organization?
A conversion to the stock holding company form of organization will enable OmniAmerican Bank to access additional capital through the sale of common stock by OmniAmerican Bancorp, Inc. This additional capital will support future lending and operational growth, enhance profitability and earnings through reinvesting the proceeds, support future expansion of operations through the establishment or acquisition of banking offices or other financial service providers and implement equity compensation plans to retain and attract qualified directors and employees.
What effect will the conversion have on existing deposit and loan accounts and customer relationships?
The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of OmniAmerican Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.
Are OmniAmerican Bank’s depositors required to purchase stock in the conversion?
No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of OmniAmerican Bank. The conversion will allow depositors of OmniAmerican Bank an opportunity to buy common stock and become shareholders of OmniAmerican Bancorp, Inc.
Who is eligible to purchase common shares in the subscription offering?
Certain past and present depositors, as well as the company’s tax qualified employee benefit plans, of OmniAmerican Bank are eligible to purchase common stock in the subscription offering.
How many common shares are being offered and at what price?
OmniAmerican Bancorp, Inc. is offering up to 10,350,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.
How many shares may I buy?
The minimum order is 25 shares. The maximum individual purchase is 30,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 50,000 shares of common stock, as further discussed in the prospectus.
Will the common stock be insured?
No. Like any other common stock, OmniAmerican Bancorp, Inc.’s common stock will not be insured.
How do I order the common stock?
You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained on the back of the stock order form. Your order must be received by 12:00 noon, Central Standard Time, on ___________.
How may I pay for my common stock?
First, you may pay for common stock by check or money order made payable to OmniAmerican Bancorp, Inc. Interest will be paid by OmniAmerican Bancorp, Inc. on these funds at OmniAmerican Bank’s passbook savings rate from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at OmniAmerican Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. There is no penalty for early withdrawal from a certificate of deposit.
Can I purchase stock using funds in my OmniAmerican Bank IRA?
Yes. To do so, however, you must first establish a self-directed IRA at an unaffiliated brokerage firm or trust department and transfer a portion or all of the funds in your IRA at OmniAmreican Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time.
Will dividends be paid on the common stock?
Following the offering, OmniAmerican Bancorp, Inc.’s board of directors will consider a policy of paying regular cash dividends. However, whether or not dividends will be paid, the timing and amount of such dividends is currently undetermined.

How will the common stock be traded?
OmniAmerican Bancorp, Inc.’s stock is expected to trade on the Nasdaq Global Market or the Nasdaq Global Select Market under the ticker symbol “OABC.” However, no assurance can be given that an active and liquid market will develop.
Are executive officers and directors of OmniAmerican Bank planning to purchase stock?
Yes! The executive officers and directors, together with their associates, of OmniAmerican Bank plan to purchase, in the aggregate, $1.8 million worth of stock or approximately 2.3% of the common stock offered at the minimum of the offering range.
Must I pay a commission?
No. You will not be charged a commission or fee on the purchase of common stock in the conversion.
Should I vote to approve the Plan of Conversion?
Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion. Your “YES” vote is very important!
PLEASE VOTE, SIGN, DATE AND RETURN ALL PROXY CARDS!
Why did I get several proxy cards?
If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of the proxy cards you receive.
How many votes do I have?
Every depositor is entitled to cast one vote for each $100, or fraction thereof, on deposit as of the voting record date, up to 1,000 votes.
May I vote in person at the special meeting?
Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.
For additional information please call our Stock Information Center Monday — Friday, from ____ a.m. to ____ p.m. Central Standard time, or visit us at 1320 South University Drive, Suite ____, Fort Worth, Texas 76107.
Stock Information Center: ____________

QUESTIONS
AND
ANSWERS

{OmniAmerican Bancorp, Inc. Logo}
Proposed Holding Company for
OmniAmerican Bank
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

____________ __, 2009
To Members and Friends
of OmniAmerican Bank
     Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting OmniAmerican Bank in converting from the mutual to stock form of ownership, subject to approval by the members of OmniAmerican Bank. Upon completion of the conversion and offering, OmniAmerican Bank will be a wholly-owned subsidiary of a newly formed stock holding company, OmniAmerican Bancorp, Inc. In connection with the conversion, OmniAmerican Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.
At the request of OmniAmerican Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of OmniAmerican Bancorp, Inc. common stock being offered to members of OmniAmerican Bank and various other persons until 12:00 noon, Central Standard Time, on ____________ __, 2009. Please read the enclosed prospectus carefully for a complete description of the conversion and stock offering. OmniAmerican Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.
If you have additional questions regarding the conversion, please visit our Stock Information Center located at 1320 South University Drive, Suite ____, Forth Worth, Texas 76017 or call us at _________. The Stock Information Center is open ____ a.m. to ____ p.m. Monday through Friday, except bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

What Investors Need to Know
     Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:
•	Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First
Office of Thrift Supervision Guidance for Accountholders
     Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.
     On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Response Center at (800) 842-6929. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.
     How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.
     On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

We recently sent you a proxy statement and related materials regarding a proposal to convert OmniAmerican Bank from a mutual to stock company form of ownership. Your vote on the Plan of Conversion has not yet been received. Voting for the reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage. Not Returning Your Proxy Cards has the Same Effect as Voting "Against" the Conversion Your Board of Directors Unanimously Recommends a Vote "FOR" the Conversion Your Vote Is Important To Us! Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received. Thank you, Tim Carter President and Chief Executive Officer OmniAmerican Bank If you have already mailed your proxy card(s), please accept our thanks and disregard this notice. For further information, call STOCK INFO #. PROXY GRAM PLEASE VOTE TODAY [BANK LOGO HERE]

We recently sent you a proxy statement and related materials regarding a proposal to convert OmniAmerican Bank from a mutual holding company to a stock holding company form of ownership. Your vote on the Plan of Conversion has not yet been received. Voting for the conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage. Not Returning Your Proxy Cards has the Same Effect as Voting "Against" the Conversion Your Board of Directors Unanimously Recommends a Vote "FOR" the Conversion Our Reasons for the Corporate Change Our primary reasons for converting and raising additional capital through the offering are to: have greater flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such acquisitions have a broader platform through the holding company structure to offer products and services that will expand our banking relationships with customers provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions retain and attract qualified personnel by establishing stock-based benefit plans for management and employees Your Vote Is Important To Us! Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received. Thank you, Tim Carter President and Chief Executive Officer OmniAmerican Bank If you have already mailed your proxy card(s), please accept our thanks and disregard this notice. For further information, call STOCK INFO CENTER #. PROXY GRAM II PLEASE VOTE TODAY [BANK LOGO HERE]

{OMNI LOGO}
____________, 2009
Dear Valued OmniAmerican Bank Customer:
We recently forwarded you a proxy statement and related materials regarding a proposal to convert OmniAmerican Bank from the mutual to the stock form of ownership. This conversion will allow us to operate in essentially the same manner as we currently operate, but provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.
As of the date of this letter, your vote on our Plan of Conversion has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion.
If you have already mailed your proxy, please accept our thanks and disregard this request. If you have not yet voted your proxy care, we would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. Our meeting on ____________, 2009 is fast approaching and we’d like to receive your vote as soon as possible.
Voting “FOR” the conversion does not affect the terms or insurance on your accounts. For further information, please call our Stock Information Center at (xxx) xxx-xxxx.

Best regards and thank you,

Tim Carter President and Chief Executive Officer
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

     OmniAmerican Bank Website Message:
Plan of Conversion
Information
OmniAmerican Bank is pleased to announce that materials were mailed on                     , 2009 regarding OmniAmerican Bank’s Plan of Conversion and the stock offering by OmniAmerican Bancorp, Inc. If you were a depositor as of March 31, 2008 or                     , 2009, you should be receiving a packet of materials soon. We encourage you to read the information carefully.
If you were a member of OmniAmerican Bank as of the Voting Record Date,                     , 2009, a proxy card(s) is included. We encourage you to sign, date and return ALL proxy cards as promptly as possible.
Information, including a prospectus in regards to OmniAmerican Bancorp, Inc.’s stock offering, was also enclosed. The subscription offering has commenced and continues until 12:00 noon, Central Standard Time, on                     , 2009, at which time your order must be received if you want to take part in the offering.
Depending upon the outcome of the subscription offering that expires                     , 2009, our best estimate at this time for trading of the OmniAmerican Bancorp, Inc. stock on the Nasdaq Global Market or the Nasdaq Global Select Market is early January. As described in the prospectus, it could be later. The stock will trade under the ticker symbol “OABC”. We will keep you as informed as possible on this site.
If you have any questions regarding the conversion and stock offering, please visit our Stock Information Center located at 1320 South University Drive, Suite ___, Fort Worth, Texas 76107 or call us at [stock info center #]. The Stock Information Center is open ___ a.m. to ___ p.m. Monday through Friday, except bank holidays
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering OmniAmerican Bank Website Message
Stock Issuance Information
The OmniAmerican Bancorp, Inc. stock offering closed on                             , 2009. The results of the offering are as follows:
                                                                                                                                                  .
Interest and refund checks [if applicable] will be mailed to subscribers on                     , 2009 by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.
Allocations will be made available beginning at ___on                     , 2009. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.
Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]
The transfer agent for OmniAmerican Bancorp, Inc. will be                                          and the phone number for its Investor Relations Department is (___)                     .
We anticipate trading to begin on                     , 2009 on the Nasdaq Global Select Market under the symbol “OABC.”
The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.